NEWS RELEASE

	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2014
SECOND QUARTER RESULTS

HUNTSVILLE, TX – SEPTEMBER 4, 2013 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2014 second quarter ended July 31, 2013.

Total revenues for the second quarter of fiscal 2014 were $20.9 million compared to $23.1 million in the second quarter of fiscal 2013. Equipment leasing revenues were $6.4 million in the second quarter compared to $10.9 million in the same period last year. The Company reported a net loss of $693,000, or $(0.05) per share, for the second quarter of fiscal 2014 compared to net income of $6.4 million, or $0.48 per diluted share, in the second quarter of fiscal 2013, which included an after-tax benefit of $5.3 million resulting from the settlement of outstanding tax issues. Excluding the impact of the tax benefit, net income for the second quarter of fiscal 2013 was $1.1 million, or $0.08 per diluted share.

Bill Mitcham, President and CEO, stated, “We had anticipated softness in our second quarter results due to seasonal patterns in the leasing business, however, the level of leasing revenues was clearly disappointing. Continued weakness in U.S. land activity; project delays due to permitting difficulties, labor unrest and security issues in Colombia; and a recent decline in marine leasing activity were the major contributors to lower leasing revenues. Despite these disappointments, there were some bright spots. We generated higher land leasing revenues in Europe, where business has clearly improved, as well as in the Pacific Rim and Asia, where our leasing revenues increased substantially in the second quarter.

“U.S. land leasing activity has remained weak since the beginning of fiscal 2014 as a result of a shift in exploration spending towards drilling activity and away from seismic programs. In Latin America, we have recently seen many new projects awarded by the oil companies to seismic contractors in Colombia. However, there continue to be delays in starting those jobs, causing some projects scheduled for calendar 2013 to move into next year. While Latin America remains a challenging area, based on our discussions with clients and others in the region, we continue to believe the region offers great opportunities, not only in Colombia but also in Bolivia, Brazil and Argentina.

“We are seeing increased opportunities in Europe, North Africa and the Middle East, all of which we can serve from our Budapest facility. Accordingly, we have recently enhanced our sales force in that area by adding an industry veteran based in Europe, who will be leading our efforts in that region. Leasing activity in the Pacific Rim and Asia was strong this quarter as we deployed additional equipment to those areas. Activity for the Russian winter season appears to be ramping early this year. We have already contracted some business for the upcoming winter and may deploy additional equipment into that region.

“We continue to believe the current softness in marine leasing is temporary. There has been some recent consolidation and reorganization among marine contractors, resulting in a large amount of used equipment coming into the market. While this has had a temporary negative impact on our business, which is expected to continue in the third quarter, industry consolidation should be a positive development for the health of the marine leasing business going forward.

“Seamap, as expected, had another solid quarter, delivering one GunLink 4000 system and two BuoyLink systems, along with sales of other equipment, spare parts and support services. Additional system deliveries are scheduled for the third and fourth quarters.

“This is not the first down cycle we have seen in the seismic industry, and we have considerable experience in managing through these situations. Our financial position remains very strong. We have no net debt and over $20 million of cash as of July 31, 2013 and have generated over $16 million in cash flow from operations so far this year. We also have almost $50 million of additional liquidity available under our revolving credit agreement. Situations like the current one often create opportunities, and we are well positioned to take advantage of them as they occur.”

FISCAL 2014 SECOND QUARTER RESULTS

Total revenues for the second quarter of fiscal 2014 were $20.9 million compared to $23.1 million a year ago. A significant portion of our revenues are typically generated from geographic areas outside the United States, and during the second quarter of fiscal 2014, the percentage of revenues from international customers was approximately 89% compared to 68% in the second quarter of fiscal 2013.

Equipment leasing revenues, excluding equipment sales, were $6.4 million compared to $10.9 million in the same period a year ago. The reduction in second quarter equipment leasing revenues was primarily due to a decline in land leasing activity in the United States, continued softness in Latin America due to project delays as well as lower activity in marine leasing, partially offset by increased land leasing revenues in Europe, the Pacific Rim, Asia and Africa.

Lease pool equipment sales were $2.1 million for the second quarter of fiscal 2014 compared to $3.2 million in the second quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $5.4 million compared to $1.7 million in the second quarter a year ago, primarily attributable to significant deliveries for a variety of hydrographic and oceanographic projects in the Philippines and China.

Seamap equipment sales for the second quarter of fiscal 2014 were $7.0 million compared to $7.3 million in the same period a year ago. The fiscal 2014 second quarter included shipments of one GunLink 4000 system and two BuoyLink systems, as well as other equipment sales and after-market business including replacement parts, engineering services and ongoing support and repair services. The second quarter a year ago included the delivery of one GunLink 4000 system.

Lease pool depreciation expense in the second quarter of fiscal 2014 was $7.4 million compared to $8.4 million in the same period a year ago, representing a 12% decline, due to certain equipment becoming fully depreciated and the decline in lease pool additions in fiscal 2014. Lease pool additions in the first six months of fiscal 2014 were approximately $4.8 million compared to $17.8 million in the first six months of fiscal 2013.

Gross profit in the second quarter of fiscal 2014 declined to $4.3 million from $7.4 million in the second quarter a year ago largely due to lower leasing revenues. General and administrative expenses were approximately $6.0 million in the second quarter of fiscal 2014 compared to $5.7 million for same period a year ago.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of fiscal 2014 was $6.7 million, or 32% of revenues, compared to $10.2 million, or 44% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

FISCAL 2014 FIRST SIX MONTHS RESULTS

Total revenues for the first six months of fiscal 2014 were $48.2 million compared to $57.7 million for the first six months of fiscal 2013. Equipment leasing revenues, excluding equipment sales, were $26.5 million in the first six months of fiscal 2014 compared to $31.9 million in the same period a year ago. Lease pool equipment sales in the first six months of fiscal 2014 were $3.0 million versus $5.5 million in the first six months of fiscal 2013. Sales of new seismic, hydrographic and oceanographic equipment for the first half of fiscal 2014 were $7.7 million compared to $2.5 million in the first half of fiscal 2013. Seamap equipment sales for the first half of fiscal 2014 were $10.9 million compared to $17.8 million in the same period of last year.

Gross profit in the first six months of fiscal 2014 was $18.9 million compared to $24.3 million in the first six months of fiscal 2013. Gross profit margin in the two periods was 39% and 42%, respectively. Net income for the first six months was $5.6 million, or $0.43 per diluted share, compared to $14.9 million, or $1.12 per diluted share, for the first half of fiscal 2013, which included a tax benefit of $5.3 million. Without the tax benefit, net income for the first half of fiscal 2013 was approximately $9.6 million, or $0.72 per diluted share. EBITDA for the first six months of fiscal 2014 was $22.4 million, or 46% of total revenues, compared to $30.0 million, or 52% of total revenues, in the first six months of fiscal 2013.

SHARE REPURCHASE PROGRAM

In April 2013, our Board of Directors authorized a share repurchase program for up to 1.0 million shares of common stock through December 31, 2014. We did not purchase any of our common stock in the second quarter of fiscal 2014 due to blackout restrictions and market conditions. During the first half of fiscal 2014, we repurchased through open market transactions approximately 100,000 shares of common stock at an average cost of approximately $14.79 per share.

Future purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or otherwise on a discretionary basis. We expect to finance any repurchases from a combination of cash on hand, cash provided by operating activities and proceeds from our revolving credit facility.

CONFERENCE CALL

We have scheduled a conference call for Thursday, September 5, 2013 at 9:00 a.m. Eastern Time to discuss our fiscal 2014 second quarter results. To access the call, please dial (480) 629-9835 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investors.” A telephonic replay of the conference call will be available through September 19, 2013 and may be accessed by calling (303) 590-3030 and using passcode 4635692#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended July 31, 2013 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2013	January 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$20,298	$15,150
Restricted cash	719	801
Accounts receivable, net	23,651	23,131
Current portion of contracts and notes receivable	1,075	2,096
Inventories, net	6,536	6,188
Deferred tax asset	7,023	5,591
Prepaid income taxes	1,751	1,842
Prepaid expenses and other current assets	4,039	3,079
Total current assets	65,092	57,878
Seismic equipment lease pool and property and equipment, net	105,874	119,608
Intangible assets, net	3,587	3,989
Goodwill	4,320	4,320
Deferred tax asset	4,816	4,296
Other assets	32	316

Total assets	$183,721	$190,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,436	$6,921
Current maturities – long-term debt	130	145
Deferred revenue	653	539
Accrued expenses and other current liabilities	2,930	1,875

Total current liabilities	8,149	9,480
Non-current income taxes payable	376	376
Long-term debt, net of current maturities	139	4,238
Total liabilities	8,664	14,094
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,867 and 13,763 shares issued at July 31, 2013 and January 31, 2013, respectively	139	138
Additional paid-in capital	117,368	116,506
Treasury stock, at cost (1,030 and 926 shares at July 31, 2013 and January 31, 2013, respectively)	(6,402)	(4,860)
Retained earnings	61,962	56,348
Accumulated other comprehensive income	1,990	8,181

Total shareholders’ equity	175,057	176,313

Total liabilities and shareholders’ equity	$183,721	$190,407

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months
			Ended July 31,
	2013	2012	2013	2012
Revenues:
Equipment leasing	$6,442	$10,882	$26,535	$31,890
Lease pool equipment sales	2,119	3,204	3,019	5,536
Seamap equipment sales	6,958	7,262	10,885	17,806
Other equipment sales	5,376	1,732	7,747	2,479

Total revenues	20,895	23,080	48,186	57,711

Cost of sales:
Direct costs — equipment leasing	1,119	1,940	2,392	4,645
Direct costs — lease pool depreciation	7,386	8,437	14,805	16,831
Cost of lease pool equipment sales	559	1,007	961	2,411
Cost of Seamap and other equipment sales	7,531	4,296	11,131	9,538

Total cost of sales	16,595	15,680	29,289	33,425

Gross profit	4,300	7,400	18,897	24,286
Operating expenses:
General and administrative	6,048	5,719	12,087	11,038
Recovery of doubtful accounts	—	—	—	(428)
Depreciation and amortization	378	340	753	669

Total operating expenses	6,426	6,059	12,840	11,279

Operating (loss) income	(2,126)	1,341	6,057	13,007
Other income (expenses):
Interest, net	160	(96)	157	(101)
Other, net	1,000	29	739	(569)

Total other income (expenses)	1,160	(67)	896	(670)

(Loss) income before income taxes	(966)	1,274	6,953	12,337
Benefit (provision) for income taxes	273	5,128	(1,339)	2,521

Net (loss) income	$(693)	$6,402	$5,614	$14,858

Net (loss) income per common share:
Basic	$(0.05)	$0.51	$0.44	$1.17

Diluted	$(0.05)	$0.48	$0.43	$1.12

Shares used in computing net income per common share:
Basic	12,742	12,665	12,766	12,646
Diluted	12,742	13,262	13,198	13,294

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months
	Ended July 31,
	2013	2012
Cash flows from operating activities:
Net income	$5,614	$14,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,624	17,567
Stock-based compensation	553	1,064
Provision for doubtful accounts, net of charge offs	—	(17)
Provision for inventory obsolescence	58	118
Gross profit from sale of lease pool equipment	(2,058)	(3,125)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(44)	(350)
Deferred tax benefit	(695)	(1,815)
Changes in non-current income taxes payable	—	(5,003)
Changes in working capital items:
Accounts receivable	(2,568)	11,722
Contracts and notes receivable	1,329	(850)
Inventories	(1,028)	(370)
Prepaid expenses and other current assets	(1,382)	1,109
Income taxes receivable and payable	(1,666)	(7,105)
Prepaid foreign income tax	—	3,519
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,224	(2,042)

Net cash provided by operating activities	15,961	29,280

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(7,829)	(27,316)
Purchases of property and equipment	(405)	(485)
Sale of used lease pool equipment	3,019	5,536
Net cash used in investing activities	(5,215)	(22,265)

Cash flows from financing activities:
Net payments on line of credit	(4,000)	(150)
Payments on borrowings	(72)	(1,494)
Net purchases of short-term investments	7	—
Proceeds from issuance of common stock upon exercise of options	252	96
Purchase of treasury stock	(1,527)	—
Excess tax benefit from exercise of non-qualified stock options and restricted shares	44	350
Net cash used in financing activities	(5,296)	(1,198)
Effect of changes in foreign exchange rates on cash and cash equivalents	(302)	441

Net change in cash and cash equivalents	5,148	6,258
Cash and cash equivalents, beginning of period	15,150	15,287

Cash and cash equivalents, end of period	$20,298	$21,545

MITCHAM INDUSTRIES, INC.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2013	2012	2013	2012
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net (loss) income	$(693)	$6,402	$5,614	$14,858
Interest (income) expense, net	(160)	96	(157)	101
Depreciation and amortization	7,798	8,810	15,624	17,567
(Benefit) provision for income taxes	(273)	(5,128)	1,339	(2,521)
EBITDA (1)	6,672	10,180	22,420	30,005
Stock-based compensation	287	870	553	1,064

Adjusted EBITDA (1)	$6,959	$11,050	$22,973	$31,069

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$7,571	$11,416	$15,961	$29,280
Stock-based compensation	(287)	(870)	(553)	(1,064)
Changes in trade accounts, contracts and notes receivable	(3,738)	(7,147)	1,239	(10,872)
Interest paid	16	158	82	325
Taxes paid , net of refunds	2,246	3,214	3,625	7,035
Gross profit from sale of lease pool equipment	1,560	2,197	2,058	3,125
Changes in inventory	(317)	535	1,028	370
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(50)	1,210	(2,224)	2,042
Changes in prepaid expenses and other current assets	(196)	—	1,382	—
Other	(133)	(533)	(178)	(236)

EBITDA (1)	$6,672	$10,180	$22,420	$30,005

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement contains financial covenants that are based upon Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

MITCHAM INDUSTRIES, INC.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2013	2012	2013	2012
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$13,937	$15,818	$37,301	$39,905
Seamap	7,042	7,454	10,976	18,295
Inter-segment sales	(84)	(192)	(91)	(489)

Total revenues	20,895	23,080	48,186	57,711
Cost of sales:
Equipment Leasing	13,119	12,788	24,162	26,016
Seamap	3,602	3,121	5,311	8,013
Inter-segment costs	(126)	(229)	(184)	(604)

Total cost of sales	16,595	15,680	29,289	33,425

Gross profit	4,300	7,400	18,897	24,286
Operating expenses:
General and administrative	6,048	5,719	12,087	11,038
Recovery of doubtful accounts	—	—	—	(428)
Depreciation and amortization	378	340	753	669

Total operating expenses	6,426	6,059	12,840	11,279

Operating (loss) income	$(2,126)	$1,341	$6,057	$13,007

Equipment Leasing Segment:
Revenue:
Equipment leasing	$6,442	$10,882	$26,535	$31,890
Lease pool equipment sales	2,119	3,204	3,019	5,536
New seismic equipment sales	158	170	275	438
SAP equipment sales	5,218	1,562	7,472	2,041

	13,937	15,818	37,301	39,905
Cost of sales:
Direct costs-equipment leasing	1,119	2,012	2,392	4,882
Lease pool depreciation	7,438	8,528	14,908	16,962
Cost of lease pool equipment sales	559	1,007	961	2,411
Cost of new seismic equipment sales	121	107	200	247
Cost of SAP equipment sales	3,882	1,134	5,701	1,514

	13,119	12,788	24,162	26,016

Gross profit	$818	$3,030	$13,139	$13,889

Gross profit %	6%	19%	35%	35%
Seamap Segment:
Equipment sales	$7,042	$7,454	$10,976	$18,295
Cost of equipment sales	3,602	3,121	5,311	8,013

Gross profit	$3,440	$4,333	$5,665	$10,282

Gross profit %	49%	58%	52%	56%

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